UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 21, 2014

Tanger Factory Outlet Centers, Inc.
Tanger Properties Limited Partnership
(Exact Name of Registrant as Specified in Charter)

North Carolina North Carolina (State or Other Jurisdiction of Incorporation)	1-11986 333-03526-01 (Commission File Number)	56-1815473 56-1822494 (IRS Employer Identification No.)

3200 Northline Avenue, Suite 360 Greensboro, NC 27408 (Address of Principal Executive Offices, including Zip Code)
3200 Northline Avenue, Suite 360 Greensboro, NC 27408 (Address of Principal Executive Offices, including Zip Code)

Registrant's telephone number, including area code: (336) 292-3010

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

Tanger Factory Outlet Centers, Inc. (NYSE: SKT), announced earlier today that it closed on the issuance of $250 million in 3.75% senior notes due 2024, the proceeds of which will be used to redeem $250 million in 6.15% senior notes due November 15, 2015 (or the 2015 Notes). The early redemption of the 2015 Notes is expected to occur on December 15, 2014. In connection with the redemption of the 2015 Notes, the company expects to take a charge in the fourth quarter of 2014, currently estimated to be approximately $13.2 million, representing the make-whole premium to be paid for the early redemption of the 2015 Notes. The charge will impact the company’s net income and funds from operations for the fourth quarter and year end December 31, 2014, but will have no impact on the company’s adjusted funds from operations for the same periods.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

The following exhibits are included with this report:

Exhibit 99.1	Press release announcing Tanger’s closing date for early redemption of the 2015 Notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  November 21, 2014

TANGER FACTORY OUTLET CENTERS, INC.

By:  /s/ Frank C. Marchisello Jr.
Frank C. Marchisello, Jr.
Executive Vice President and Chief Financial Officer

TANGER PROPERTIES LIMITED PARTNERSHIP

By:  TANGER GP TRUST, its sole general partner

By:  /s/ Frank C. Marchisello Jr.
Frank C. Marchisello, Jr.
Vice President and Treasurer